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                                                                    EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Baltic Communications Limited:

    We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

    Our report dated March 30, 1999 contains an explanatory paragraph that states that the Company's parent, PLD Telekom Inc. (PLD) does not presently have sufficient funds on hand to meet its current debt obligations. The Company is a guarantor of such obligations. PLD's failure to make payment in full when required could result in a claim being made against the Company under its guaranty and a cross-default under and acceleration of other debt obligations for which the Company is also a guarantor. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG

                                          KPMG


St. Petersburg, Russia
September 24, 1999